Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: 306-956-6200 Fax: 306-956-6201

Cameco Well Positioned to Self-manage its Financial Risks; 2019 Outlook Unchanged

Saskatoon, Saskatchewan, Canada, March 1, 2019    .    .    .    .    .    .    .    .    .     .    .    .    .

Cameco (TSX: CCO; NYSE: CCJ) reaffirms its ability to meet its financial obligations and self-manage risk, despite the recent downgrade in its credit rating.

“We are disappointed by the ratings downgrade. Our 2018 results and our outlook for 2019 are as expected, but the deliberate decisions we have made to strengthen the company for the long-term come with some near-term costs, which impact our credit metrics,” said Grant Isaac, Cameco’s senior vice-president and CFO. “We have done what we said we would do, and have been transparent and clear about the near-term costs associated with our actions. While we continue to navigate by our investment-grade rating, we will not abandon our strategy in the interest of improving near-term financial metrics at the expense of creating long-term value.”

Cameco has taken a number of deliberate actions to reduce supply and streamline operations, which have allowed us to preserve the value of our tier-one assets and build more than $1 billion dollars of cash on our balance sheet. We expect these actions will also allow the company to continue to generate positive cash flow in 2019, and will provide us with the option to retire the $500 million in debt maturing this year, or more aggressively reduce the debt on our balance sheet if it makes sense to do so. There are some near-term costs associated with our actions, like care and maintenance costs, but we expect the benefit over the long term will far outweigh those costs.

Cameco’s 2019 outlook remains unchanged and, as noted in our annual management’s discussion and analysis, there are a number of factors that could result in significant upside to that outlook. Some of the more notable items are:

•	The results of the investigation under the Section 232 Trade Expansion Act in the US, and the potential impact on the uranium market and uranium prices.

•	A potential cost award from the Tax Court of Canada based on the unequivocal win in our case with Canada Revenue Agency, where we have applied for costs of $38 million.

•	A potential award for damages from the TEPCO arbitration panel, where we are seeking about $700 million US.

“Our strategy is designed to allow us to adjust to the dynamic market we find ourselves in today, and to keep the company strong and viable for the long term,” said Isaac. “Global population is on the rise, and with the world’s need for safe, clean, reliable baseload energy, we remain confident in the future of the nuclear industry.”

Profile

Cameco is one of the world’s largest providers of uranium fuel. Our competitive position is based on our controlling ownership of the world’s largest high-grade reserves and low-cost operations. Our uranium products are used to generate clean electricity in nuclear power plants around the world. Our shares trade on the Toronto and New York stock exchanges. Our head office is in Saskatoon, Saskatchewan.

Caution Regarding Forward-Looking Information and Statements

This news release includes statements and information about our expectations for the future, which we refer to as forward-looking information. Forward-looking information is based on our current views, which can change significantly, and actual results and events may be significantly different from what we currently expect. Examples of forward-looking information in this news release include: the statement reaffirming our ability to meet our financial obligations and self-manage risk, despite the recent downgrade in our credit rating; the statements regarding our outlook for 2019 and the factors that could improve our actual results; the statement that we will not abandon our strategy in order to improve near-term financial metrics; the statements regarding our cash flow in 2019; our ability to reduce debt; our expectations regarding the long-term benefits of our actions; and our views regarding population increase, future energy needs and the future of the nuclear industry. Material risks that could lead to different results include the risk that the recently announced downgrade in our credit rating could have unexpected implications for us, as well as all of the other material risks referred to in our 2018 annual MD&A and our most recent annual information form. In presenting the forward-looking information, we have made material assumptions which may prove incorrect about the recently announced downgrade in our credit rating not having any significant adverse effect on us, in addition to the other material assumptions referred to in our 2018 annual MD&A and our most recent annual information form. Forward-looking information is designed to help you understand management’s current views of our near-term and longer-term prospects, and it may not be appropriate for other purposes. We will not necessarily update this information unless we are required to by securities laws.

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Investor inquiries:	Rachelle Girard	306-956-6403

Media inquiries:	Carey Hyndman	306-956-6317